UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ORRSTOWN FINANCIAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, Pennsylvania 17257

March 31, 2006

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. will be held on Tuesday, May 2, 2006, at 9:00 a.m., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, to consider and take action on the following matters:

1.	Elect three directors to Class C for three year terms expiring in 2009; and

2.	Transact such other business as may properly come before the meeting.

Your Board of Directors recommends a vote “FOR” the election as directors to Class C of the three nominees listed in the enclosed Proxy Statement.

This Notice of Annual Meeting of Shareholders, the Proxy Statement and the enclosed Proxy card are being sent to shareholders of record at the close of business on March 17, 2006.

/s/ Denver L. Tuckey
Denver L. Tuckey
Secretary

ORRSTOWN FINANCIAL SERVICES, INC.

77 East King Street

Shippensburg, Pennsylvania 17257

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders of Orrstown Financial Services, Inc. to be held Tuesday, May 2, 2006, beginning at 9:00 a.m., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, and at any adjournments or postponements of the meeting. The proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to shareholders on or about March 31, 2006.

Who is entitled to vote?

Shareholders owning Company common stock on March 17, 2006 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March 1, 2006 there were 5,439,526 shares of Common Stock outstanding.

On what am I voting?

You will be asked to elect 3 directors to Class C for three year terms expiring in 2009. The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of Company management.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR the election of each of the three nominees as directors to Class C.

How do I vote?

Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote for the three persons nominated for election as directors to Class C.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to elect directors?

The three nominees for election as directors to Class C receiving the highest number of votes will be elected to the Board of Directors.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company’s By-laws. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than December 1, 2006. All proposals should be addressed to the Secretary of the Company.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held by such persons and will be reimbursed by the Company for their expenses. The cost of soliciting proxies for the Annual Meeting will be born by the Company.

Share Ownership of Certain Beneficial Owners

The Company does not know of any person who beneficially owned more than 5% of the Company’s Common Stock on March 1, 2006, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
Orrstown Bank 77 East King Street Shippensburg, PA 17257	880,119	(1)	16.18%

(1)	Shares held directly by the Bank, or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank shares voting power as to 499,856 of these shares but, as a matter of policy, votes such shares solely in accordance with the directions, if any, of the persons with whom it shares voting power. The Bank has sole voting power as to 143,460 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be the best interest of the respective trust, estate or agency account for which it holds such shares. As a matter of policy, however, the Bank does not vote shares for which it has sole voting power. The Bank does not have the right to vote the remaining 236,803 shares and disclaims beneficial ownership of such shares.

Share Ownership of Management

The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 15, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 1, 2006, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)		Exercisable Stock Options(1)(2)
Anthony F. Ceddia	2,788		2,916
Jeffrey W. Coy	32,423	(3)	3,483
Jeffrey W. Embly	5,004	(4)	21,940
Bradley S. Everly	5,557		21,549
Philip E. Fague	7,949		24,720
Stephen C. Oldt	17,288	(5)	11,350
Andrea Pugh	17,932		3,483
Gregory Rosenberry	35,179	(6)	3,483
Kenneth R. Shoemaker	24,343	(7)	40,186

Name	Common Stock(1)	Exercisable Stock Options(1)(2)
Glenn W. Snoke	9,463	3,483
Denver L. Tuckey	8,904	2,723
John S. Ward	2,374	3,483
Joel R. Zullinger	26,491	3,483
Directors, nominees and executive officers as a group (17 persons including those named above)	414,737

(1)	On March 1, 2006, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock, except Mr. Shoemaker who may be deemed to beneficially own 1.2% of the outstanding shares. On that date, all of the incumbent directors, nominees, and executive officers as a group beneficially owned approximately 7.3% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.
(2)	The amounts shown reflect the number of shares of Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 1, 2006 through the exercise of stock options granted pursuant to the Company’s stock option plans.
(3)	Includes 5,304 shares held by Mr. Coy’s spouse in her IRA.
(4)	Includes 94 shares Mr. Embly holds jointly with his daughter.
(5)	Includes 2,100 shares held by Mr. Oldt’s spouse in her IRA.
(6)	Includes 25,147 shares held by family limited partnership with respect to which Mr. Rosenberry is the President and general partner.
(7)	Includes 30 shares held by Mr. Shoemaker’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance.

Based on our records, we believe that during 2005 our directors and executive officers complied with all SEC filing requirements applicable to them.

ELECTION OF DIRECTORS

The By-laws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected. At the Annual Meeting the shareholders will be asked to elect three directors to Class C to serve until the annual meeting of shareholders in 2009 or until their successor is elected.

The Board of Directors has nominated the following persons for election as directors to Class C:

Anthony F. Ceddia

Andrea Pugh

Kenneth R. Shoemaker

All of the nominees are presently serving as directors of the Company and of Orrstown Bank, the wholly owned bank subsidiary of the Company.

Your shares of Company Common Stock represented by your proxy will be voted FOR the election of the three named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Each nominee has expressed a willingness to serve if elected.

The Board of Directors recommends a vote FOR the election of all three nominees as directors to Class C.

Nomination of Directors

The Executive Committee of the Bank’s Board of Directors reviews the qualifications of and makes recommendations regarding potential candidates to be nominated by the Board of Directors for election to the Board. Those candidates recommended by the Executive Committee are then submitted to the Board of Directors for approval as nominees. In making its recommendations, the Executive Committee determines the appropriate qualifications, skills and characteristics desirable for the Board of Directors in the context of the strategic direction of the Company and the Bank. Although there are no stated minimum criteria for nominees, the Executive Committee considers a variety of factors including a candidate’s integrity, independence, qualifications, skills, experience, including experience in finance and banking, compatibility with other members of the Board of Directors, and such other factors as it may deem to be in the best interest of the Bank, the Company and its shareholders, which factors may change from time to time. The Executive Committee will consider candidates recommended to it by shareholders, other directors and other sources including the community and the Bank’s regional advisory boards.

In addition to recommending potential candidates to the Executive Committee, shareholders may nominate candidates for election to the Board of Directors of the Company in accordance with procedures set forth in the Company’s By-laws. Shareholder nominations must be submitted not less than 30 days and not more than 50 days before the Annual Meeting of shareholders is scheduled to be held, and include a statement setting forth the background, education and business experiences of the nominee.

Biographical Summaries of Nominees and Directors

Information about the nominees for election as directors to Class C at the Annual Meeting and information about the directors in Class A and Class B is set forth below.

CLASS A DIRECTORS – TERM EXPIRES 2008

Name	Age	Principal occupation for last 5 years and position with the Company	Director Since
Jeffrey W. Coy (2)	54	Commissioner, Pennsylvania Gaming Control Board; former State Representative – 89th District; Vice Chairman of the Company and the Bank	1984(1)

John S. Ward (3)	68	President, Modern Transit Partnership, a non-profit organization created to support bringing commuter rail to Central Pennsylvania; retired Chief Clerk, Cumberland County, Pennsylvania	1999

Joel R. Zullinger (2)	57	Attorney-at-Law; Chairman of the Board of the Company and the Bank	1981(1)

CLASS B DIRECTORS – TERM EXPIRES 2007

Name	Age	Principal Occupation for last 5 years and position with the Company	Director Since
Gregory A. Rosenberry	51	President and General Partner, Rosenberry Family Limited Partnership, a timber harvesting and wholesale business	1997

Glenn W. Snoke	57	President, Snokes Excavating & Paving, Inc.	1999

Denver L. Tuckey (2) , (3)	72	Retired businessman; Secretary of the Company and the Bank	1995

CLASS C DIRECTOR NOMINEES – TERM EXPIRES 2009

Name	Age	Principal occupation for last 5 years and position with the Company	Director Since
Anthony F. Ceddia (3)	62	President Emeritus, Shippensburg University; President, 1981-2005; Leadership and Management Consultant and Visiting Professor	1996

Andrea Pugh (3)	53	Owner, PharmCare Consultants, a pharmacy consulting business	1996

Kenneth R. Shoemaker (2)	58	President and Chief Executive Officer of the Company and the Bank	1986(1)

(1)	Includes service as director of Orrstown Bank during period prior to 1988, when Orrstown Bank became a wholly-owned subsidiary of the Company.
(2)	Member of the Executive Committee of the Bank.
(3)	Member of the Audit Committee.

Executive Officers

In addition to Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and the Bank, who also serves on the Board of Directors and whose biographical information is set forth above, the Executive Officers of the Company and/or the Bank are:

Philip E. Fague – age 46; Executive Vice President and Treasurer of the Company; and Executive Vice President and Chief Sales and Service Officer of the Bank.

Stephen C. Oldt – age 63; Executive Vice President and Assistant Secretary of the Company; and Executive Vice President and Chief Operations Officer of the Bank.

Bradley S. Everly – age 54; Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company; and Senior Vice President and Chief Financial Officer of the Bank.

Barbara E. Brobst – age 47; Senior Vice President and Senior Trust Officer of the Bank.

Stephen C. Caldwell – age 57; Vice President and Director of Human Resources of the Bank.

Jeffrey W. Embly – age 35; Senior Vice President of the Company; and Senior Vice President and Chief Lending Officer of the Bank.

Robert J. Gentry – age 61; Vice President and Director of Marketing of the Bank.

Benjamin S. Stoops – age 54; Senior Vice President and Chief Technology Officer of the Bank.

Board Committees and Meeting Attendance

During 2005 the Board of Directors of the Company met 15 times and the Board of Directors of Orrstown Bank met 12 times. The Board of Directors of the Company has an Executive Committee that did not hold any meetings in 2005, and an Audit Committee. The Board of Directors of the Bank has an Executive Committee. During 2005 all of the Directors of the Company and the Bank attended at least 75% of all meetings of the respective Boards and Committees on which they served. In addition, although the Company does not have a formal policy regarding the attendance by Directors at the Annual Meeting of Shareholders, it is generally expected that each Director will attend. All of the Company’s Directors attended the Annual Meeting of Shareholders in 2005.

Executive Committee. The Executive Committee of the Bank’s Board of Directors acts on matters between regular meetings of the Board of Directors. The Executive Committee also makes recommendations regarding compensation to the Board of Directors and, as described above under the heading “Nomination of Directors,” reviews the qualifications of and makes recommendations to the Board of Directors regarding potential candidates to be nominated for election to the Board of Directors. The Executive Committee met 13 times during 2005. The members of the Executive Committee are Jeffrey W. Coy, Chairman, Kenneth R. Shoemaker, Denver L. Tuckey and Joel R. Zullinger. The same individuals also constitute the Executive Committee of the Board of Directors of the Company. Although they hold offices of the Company and the Bank, the Board of Directors has determined that Messrs. Coy, Tuckey and Zullinger are independent as defined in the listing standards of the National Association of Securities Dealers, Inc. (NASD) because they hold such offices in their capacities as Directors and because they do not, except as Directors, perform a policy making function, and are not otherwise in charge of a principal business unit, division or function of the Company or the Bank. As President and Chief Executive Officer of the Company and the Bank, Mr. Shoemaker is not independent.

Audit Committee. The Audit Committee is responsible for providing independent oversight and review of the Company’s accounting functions and financial reporting and internal control systems. The Audit Committee monitors the preparation of quarterly and annual financial reports by Company management, including reviewing with management and the Company’s independent auditors the scope and results of the annual audit and recommendations made by the independent auditors and related management responses, and reviews prior to filing all annual and quarterly reports and proxy statements filed with the Securities and Exchange Commission (SEC). The Audit Committee also is responsible for matters concerning the relationship between the Company and its independent auditors including their appointment, compensation and retention; approval of their audit and permissible non-audit services prior to engagement; and determining whether the independent auditors are “independent.” In addition, the Audit Committee oversees management’s implementation and reviews the effectiveness of the Company’s internal control systems including reviewing policies relating to legal and regulatory compliance, ethics and conflicts of interest; and reviewing the activities and recommendations of the Company’s internal auditing program.

The Board of Directors revised the Audit Committee Charter in 2003 in order to bring it into conformity with requirements specified in the Sarbanes-Oxley Act of 2002 and related SEC regulations. A copy of the Audit Committee Charter, as revised, was included as Appendix A to the Company’s Proxy Statement in connection with the 2004 Annual Meeting of shareholders and, unless sooner amended, will again be included as an Appendix to the Proxy Statement for the Annual Meeting of shareholders in 2007, in accordance with SEC Rules.

The members of the Audit Committee are Andrea Pugh, Chair, Anthony F. Ceddia, Denver L. Tuckey and John S. Ward, each of whom the Board of Directors has determined to be independent as defined in NASD listing standards. The Audit Committee Charter provides that the Audit Committee shall consist of at least 3 directors, each of whom is to be “independent” as defined by applicable law and regulation, and who also is free of any relationship that, in the opinion of the Board, could interfere with the exercise of their independent judgment.

The Audit Committee Charter also provides that at least one member of the Audit Committee must have accounting or related financial management expertise as the Board of Directors interprets such qualifications in its business judgment. Although the Board of Directors believes that it is appropriate for the Audit Committee to have at least one member with accounting or related financial management expertise, it also believes that there are a number of other important factors, discussed above with respect to the factors considered by the Executive Committee in connection with candidates for nomination for election to the Board of Directors, that affect Board composition. In accommodating each of these factors and composing a Board of Directors that is, as a whole, strong in its collective knowledge of and diversity of skills and experience with respect to the business of banking and the communities and markets in which the Bank competes, together with demonstrated qualities exhibiting leadership, vision and business judgment, it is possible that from time to time no member of the Board of Directors will fully satisfy all conditions of the definition of “audit committee financial expert” in SEC Regulation S-K.

The Board of Directors believes that John S. Ward has the requisite financial management expertise required by the Audit Committee Charter as a result of his experience as Chief Clerk of Cumberland County, Pennsylvania, from which he is retired, and as President of Modern Transit Partnership. In each of these positions Mr. Ward has had ultimate responsibility for overseeing and assessing the performance of the County and the Partnership in the preparation of their respective financial statements, providing him with an understanding of and familiarity with generally accepted accounting principles and internal controls over financial reporting. The Board of Directors, however, has determined that Mr. Ward is not an “audit committee financial expert” as defined in SEC Regulation S-K principally because his experience in these positions has not presented to him the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues raised by the Company’s financial statements.

The Audit Committee Charter provides that the Audit Committee is to meet at least 4 times each year. The Audit Committee met 5 times during 2005.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2005. The Audit Committee also has discussed with Smith Elliott Kearns & Company, LLC, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); received from Smith Elliott Kearns & Company, LLC, the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and, has discussed with Smith Elliott Kearns & Company, LLC, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Smith Elliott Kearns & Company, LLC, of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Audit Committee:
Andrea Pugh, Chair
Anthony F. Ceddia
Denver L. Tuckey
John S. Ward

Compensation of Directors

Directors’ Fees. During 2005, each director of the Company received $600.00 for each meeting of the Company Board of Directors attended and $300.00 for each committee meeting attended, except that committee chairs received a fee of $400.00 for each committee meeting attended. Each director of Orrstown Bank was paid an annual retainer fee of $11,000.00 and a fee of $600.00 for each meeting attended. Non-employee directors also received $300.00 for each committee meeting attended, except that committee chairs received a fee of $400 for each committee meeting attended. In addition, in 2005 the Chairman of the Board of the Bank received an annual fee of $11,500, the Vice Chairman received an annual fee of $9,500 and the Secretary received an annual fee of $8,500.

Deferred Compensation Plan. In 1995, the Company and Orrstown Bank established a non-qualified deferred compensation plan for directors. Participation in the plan is voluntary. Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and the Bank, and Stephen C. Oldt, Executive Vice President and Chief Operating Officer of the Bank, also participate in the Plan. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of Messrs. Shoemaker and Oldt, base salary. Those deferring compensation must begin withdrawals from the plan by age 75. The amounts deferred are invested in a rabbi trust with the trust department of Orrstown Bank as trustee. The participants direct the investment of their own accounts and there is no guarantee as to investment performance. Growth of each participant’s account is a result of investment performance and not as a result of an interest factor or interest formula established by the participant.

In addition, Orrstown Bank has a separate deferred compensation arrangement with seven of its directors or former members of its Board of Directors whereby a director or his or her beneficiaries will receive a monthly benefit beginning at age 65. The arrangement is funded by an amount of life insurance on each participating director calculated to meet the Bank’s obligations under the compensation agreement. The cash value of future benefits to be paid, which are included in other liabilities on the Company’s consolidated balance sheet, amounted to $119,989 at December 31, 2005. Annual expense of $11,520 was charged to operations for 2005.

Directors Retirement Plan. In 1998 Orrstown Bank established a director’s retirement plan which provides participating directors a $12,000 per year benefit (indexed for inflation by 4.00% per year until payments commence) for the lesser of ten years or the number of years served. This program encourages current directors to continue to serve as directors and enables the Bank to reward its long-serving directors for their valuable services.

Non-Employee Director Stock Option Plan of 2000. On January 27, 2000, the Board of Directors of the Company approved the Orrstown Financial Services, Inc. Non-Employee Director Stock Option Plan of 2000. The Directors’ Option Plan is a formula plan under which options to purchase shares of Company Common Stock are granted each year to directors in office on April 1. The number of options granted each year is based on the Company’s return on average equity for the most recent fiscal year. All options have a term of 10 years from the regular grant date, are fully exercisable from the regular grant date and have an exercise price equal to the “fair market value” of Company Common Stock as of the date of the grant of the option. As long as shares of Company Common Stock are traded over-the-counter and quotations for the shares appear on the NASD’s OTC Bulletin Board service, “fair market value” will mean the average of the average of the daily high bid and low offer quotations for shares of Company Common Stock reported through the OTC Bulletin Board service for the 10 trading days immediately preceding the date of the grant of the option. If no bid or no offer quotations are available during the 10 day pricing period, then “fair market value” will mean the price of the last trade reported for the shares through the OTC Bulletin Board service. If a director “retires,” whether as a result of reaching mandatory retirement age, or under any other circumstances the Board of Directors, in its discretion, may determine to constitute retirement, the options previously granted to the director will expire at their scheduled expiration date. If a director’s service as a director terminates for any other reason, the options previously granted to the director will expire six months after the date of termination of service unless scheduled to expire sooner. In April 2005, each director, except Mr. Shoemaker, was granted an option covering 327 shares of Company Common Stock at an exercise price of $39.619 per share.

Report on Executive Compensation

The Company does not have a compensation committee and no compensation was paid to executive officers of the Company by the Company in 2005. All compensation was paid by the Bank.

The Executive Committee of the Bank, composed of three non-employee Directors of the Bank and Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and the Bank, conducts a full review each year of the Bank’s executive compensation programs and is responsible for making recommendations to the full Board of Directors. Mr. Shoemaker does not participate in the Committee’s evaluation of his performance for purposes of his compensation. With respect to other executive officers, the Committee considers the recommendations of Mr. Shoemaker before making final recommendations to the Board of Directors.

The Bank’s executive compensation program has four main components:

Base Salary. The Executive Committee determines base salaries for executive officers based upon competitive pay practices of other banks of similar size on a regional basis for similar positions and responsibilities. The Executive Committee obtains comparisons of base salaries paid by other banks from various sources, including L. R. Webber Associates, a Holidaysburg, Pennsylvania consulting firm. Annually, the Executive Committee recommends changes in base salaries of executive officers based on its evaluation of past performance, job duties, scope and responsibilities and expected future contributions. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is the most important factor.

Executive Incentive Plan. The Executive Committee also oversees the Bank’s Executive Incentive Plan established in 1998. The purpose of the Plan is to support and promote the pursuit of the Bank’s organizational objectives and financial goals through the payment of annual cash bonuses to executive officers and other key employees. Under the Plan, the percentage increase in earnings for the year is given a 75% weighting and the percentage increase in funds (deposits and short-term purchased funds) for the year is given a 25% weighting. The resulting percentage factors are then added together, resulting in a bonus percentage factor to be applied to an executive’s salary to determine the amount of his or her bonus. For example, a 10% increase in earnings and a 20% increase in funds would result in a 12.5% bonus percentage factor (10% x .75 = 7.5%, 20% x .25 = 5%; 7.5% + 5% = 12.5%). Assuming a base salary of $100,000, the amount of the bonus would be $12,500. Under the Plan, the Bank will pay out 50% of the bonus amount in the year to which the bonus relates, 25% in the next year and 25% in the second year. Thus, the amounts reported below in the Summary Compensation Table as paid in 2005 pursuant to the Executive Incentive Plan include 50% of the bonus amount earned in 2005, 25% of the bonus amount earned in 2004 and 25% of the bonus amount earned in 2003. The bonus amounts as to which payment is deferred to subsequent years are not vested and may be forfeited by an employee whose employment with the Bank is terminated prior to payment of the deferred amounts. In addition, in 2003, 2004 and 2005, the Board of Directors determined, within its discretion under the Plan, to actually fund bonuses under the Plan at the rate of 50% of the bonus amount calculated pursuant to the principles described above. The Executive Committee and the Board of Directors have complete discretion as to whom bonuses will be awarded under the Plan and have the further discretion to award bonuses in excess of the amounts calculated pursuant to the Plan.

Stock Options. On January 27, 2000, the Board of Directors of the Company unanimously approved and adopted the Employee Stock Option Plan of 2000. The Stock Option

Plan was ratified by the shareholders at the 2000 Annual Meeting. The purpose of the Stock Option Plan is to promote the long term success of the Company and the creation of shareholder value by providing additional incentives to those officers and key employees who are in a position to contribute to the long term growth and profitability of the Company; assist the Company to attract, retain and motivate key personnel with experience and ability; and link employees receiving stock options directly to shareholder interests through increased stock ownership.

The Executive Committee, on behalf of the Board of Directors, administers the Stock Option Plan, and determines the number of shares to be covered by each option, the term of the option, the period of time for options to vest after grant, if any, and other terms and limitations applicable to the exercise of the option. All options awarded under the Stock Option Plan are exercisable at an option price equal to the “fair market value” of the Company’s common stock at the date of grant of the option. As long as shares of Company common stock are traded over the counter and quotations for the shares appear on the NASD’s OTC Bulletin Board service, “fair market value” shall mean the average of the daily high bid and low offer quotations for shares of Company common stock reported through the OTC Bulletin Board service for the 10 trading days immediately preceding the relevant date. If no bid or no offer quotations are available during the 10 day pricing period, then “fair market value” will mean the price of the last trade reported for the shares through the OTC Bulletin Board service. Grants to officers of the Company and other key employees are based on criteria established by the Executive Committee including, past performance, job duties, scope and responsibilities and contributions to overall Company performance.

Deferred Compensation and Supplemental Benefit Programs. The Bank has established certain deferred compensation and supplemental benefit programs described elsewhere in this proxy statement for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Executive Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

Chief Executive Officer Compensation. Mr. Shoemaker’s compensation for 2005 was established based upon the same factors and policies used to establish compensation for executive officers generally.

Executive Committee:

Jeffrey W. Coy, Chairman
Kenneth R. Shoemaker
Denver L. Tuckey
Joel R. Zullinger

Company Performance

The following graph shows a five-year comparison of the cumulative total return on Company Common Stock as compared to two other indexes: the S&P 500 Index and an index of banks with assets of between $500 million and $1 billion. Shareholder returns on Company Common Stock are based upon trades reported by the National Association of Securities Dealers’ Inc.’s OTC Bulletin Board service. The Company is not aware of all prices at which shares traded during such periods. The shareholder returns shown in the graph are not necessarily indicative of future performance.

Orrstown Financial Services, Inc.

		Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Orrstown Financial Services, Inc.	100.00	103.99	127.39	193.41	262.11	214.90
S&P 500	100.00	88.11	68.64	88.33	97.94	102.74
SNL $500M-$1B Bank Index	100.00	129.74	165.63	238.84	270.66	282.26

The performance illustrated assumes that $100 was invested in Company Common Stock and each index on December 31, 2000 and that all dividends were reinvested.

Executive Compensation

Summary of Compensation. The following table shows cash and other compensation paid or accrued during the last three fiscal years to the Bank’s Chief Executive Officer and other executive officers who received total annual salary and bonus exceeding $100,000 in 2005.

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)		Long-Term Compensation
Name and principal position	Fiscal Year	Salary (2)	Bonus (3)	Securities underlying options	All other compensation (4)
Kenneth R. Shoemaker, President and Chief Executive Officer	2005 2004 2003	$210,000 207,692 185,000	$50,000 45,000 30,000	7,000 9,450 8,820	$84,151 83,570 78,683

Philip E. Fague, Executive Vice President and Chief Sales and Service Officer	2005 2004 2003	$137,500 135,000 120,000	$23,000 22,000 15,000	4,500 4,725 4,725	$30,117 29,944 26,880

Stephen C. Oldt, Executive Vice President and Chief Operations Officer	2005 2004 2003	$137,500 135,000 120,000	$23,000 15,000 15,000	4,000 4,200 3,150	$54,903 54,014 50,987

Bradley S. Everly, Senior Vice President and Chief Financial Officer	2005 2004 2003	$125,000 122,538 113,000	$21,000 18,000 10,000	4,500 4,200 3,150	$36,770 36,191 34,352

Jeffrey W. Embly, Senior Vice President and Chief Lending Officer	2005 2004 2003	$125,000 114,231 93,000	$21,000 15,000 10,000	4,500 4,200 4,200	$22,500 20,456 16,275

(1)	None of the named executive officers received perquisites and other personal benefits in excess of 10% of total annual salary and bonuses.
(2)	Amounts shown include compensation earned and received as well as amounts earned but deferred at the election of the executive officer.
(3)	Includes bonuses earned in 2005 under the Executive Incentive Plan.
(4)	Includes for 2005 for Messrs. Shoemaker, Fague, Oldt, Everly and Embly, respectively, the following compensation amounts: (i) profit sharing contributions, $31,500, $20,625, $20,625, $18,750 and $18,750; (ii) matching contributions to the 401(k) plans, $6,314, $4,165, $4,130, $3,750 and $3,750; (iii) the present value of the economic benefit to the executive from premiums paid by the Company to purchase split dollar life insurance contracts under the Company’s salary continuation plan for Messrs. Shoemaker, Fague, Oldt and Everly, respectively, $44,994, $3,802, $29,114 and $13,503; (iv) the amount of premiums paid by the Company for death benefit in excess of $50,000 under the Company’s group term life replacement plan for Messrs. Shoemaker, Fague, Oldt and Everly, respectively, $880, $212, $851 and $367; and (v) cash payments in lieu of benefits under the Company’s cafeteria plan not selected by Messrs. Shoemaker, Fague and Oldt, respectively, $463, $1,313 and $153.

Option Grants in 2005. The following table shows all grants of stock options in 2005 to the executive officers named in the Summary Compensation Table under the Company’s Employee Stock Option Plan of 2000.

Individual Grants

Name	No. of securities underlying options granted	% of total options granted to employees in fiscal year	Exercise price ($/share)	Expiration Date	Grant Date Present Value (1)
Kenneth R. Shoemaker	7,000	15.22%	$42.15	6/23/15	$60,130.00

Philip E. Fague	4,500	9.78%	$42.15	6/23/15	$38,655.00

Stephen C. Oldt	4,000	8.70%	$42.15	6/23/15	$34,360.00

Bradley S. Everly	4,500	9.78%	$42.15	6/23/15	$38,655.00

Jeffrey W. Embly	4,500	9.78%	$42.15	6/23/15	$38,655.00

(1)	Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation in stock prices for Company Common Stock during the 12 month period prior to grant of the option (19.41%); (ii) dividend yield represents the cumulative dividends per share for the 12 month period prior to grant of the option, divided by the average monthly price of Company Common Stock over the same period (1.33%); (iii) the risk-free rate of return represents the average monthly yield on US Treasury Notes maturing within 9 to 10 years after the date of grant (3.74%); and, (iv) an expected time of exercise of five (5) years.

Aggregated Option Exercises in 2005 and Year-end Option Values. The following table shows information for the executive officers named in the Summary Compensation Table regarding exercises of options by them during 2005 and the number and value of unexercised options held by them at December 31, 2005.

			Number of securities underlying unexercised options at year end		Value of unexercised in- the-money options at year end($)(2)
Name	Shares acquired on exercise	Value Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth R. Shoemaker	5,871	$128,951	40,186	—	$328,365	—

Philip E. Fague	—	—	25,020	—	$232,449	—

Stephen C. Oldt	—	—	11,350	—	$29,564	—

Bradley S. Everly	—	—	21,549	—	$202,305	—

Jeffrey W. Embly	—	—	21,940	—	$190,723	—

(1)	The “Value Realized” is equal to the difference between the option exercise price and the “fair market value” of Company’s Common Stock on the date of exercise, determined under the terms of the Company’s Employee Stock Option Plan of 2000 to be the average of the daily high bid and low offer quotations for shares of Company Common Stock reported through the OTC Bulletin Board service for the 10 trading days preceding the date of exercise.
(2)	Represents the difference between the option exercise price and the “fair market value” of Company Common Stock on December 31, 2005, determined under the terms of the Company’s Employee Stock Option Plan of 2000 to be the average of the daily high bid and low offer quotations for shares of Company Common Stock reported through the OTC Bulletin Board service for the 10 trading days preceding December 31, 2005.

Retirement Benefits. In 1988 Orrstown Bank established a profit sharing plan covering all employees who have attained age 21, completed one year of service and have worked for 1,000 hours or more during the plan year. Upon becoming eligible to participate in the plan, an employee is fully vested. Contributions to the plan are based on bank performance and are at the discretion of the Bank’s Board of Director’s. Substantially all of the Bank’s employees are covered by the plan. The total amount allocated in 2005 to the executive officers identified in the Summary Compensation Table was $110,250.

In 1992 the Bank established a 401(k) plan for its employees. The Bank makes annual matching contributions of up to 50% of employee contributions to the plan. The total amount allocated in 2005 to the executive officers identified in the Summary Compensation Table was $22,109.

In 1998, the Bank’s Board of Directors established salary continuation plans for Kenneth R. Shoemaker, Bradley S. Everly, Stephen C. Oldt and Philip E. Fague, in order to provide them with supplemental retirement income so that when combined with Social Security and amounts available under the Bank’s profit sharing and 401(k) plan, they will be provided a total retirement income equal in amount to 70% of final annual salary. In projecting the amount of an employee’s final annual salary, annual salary was assumed to increase at the rate of 5% per year. Vesting in the benefits of the salary continuation plans is determined within the discretion of the Board of Directors. As a result, an intended purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

In 1998, the Bank’s Board of Directors also established an officer group term replacement plan for the benefit of Messrs. Shoemaker, Everly, Oldt and Fague. This plan provides participating officers with a benefit equal to two times current salary with no cap. Under the plan the officer receives the same coverage as he currently receives under the Bank’s group term plan at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (not to exceed the net coverage purchased).

Change in Control Agreement. The Company and the Bank have entered into a change in control agreement with Mr. Shoemaker. The agreement generally provides that in the event of termination of Mr. Shoemaker’s employment (other than for cause) with the Company or the Bank under certain circumstances following a “change in control” of the Company or the Bank, Mr. Shoemaker will be entitled to receive continued payment of his annual cash compensation for three years. If Mr. Shoemaker would obtain other employment at any time during the three year period, his compensation from his new employer would be offset against the amounts to be paid to him under the agreement. The agreement also provides that the Company will continue to provide Mr. Shoemaker with available insurance coverages in effect at the time of his termination pursuant to a change in control for a period of three years, offset by coverage for any subsequent employment, or until he reaches age 65. For purposes of the agreement a “change in control” is defined to include an acquisition of 20% or more of the outstanding voting securities of the Company; a merger or consolidation of the Company or the Bank if, as a result of the transaction, less than 50% of the voting securities of the surviving corporation are owned by the former shareholders of the Company; a sale of substantially all the assets of the Company; or the occurrence of any other event designated by a majority of the non-employee directors to constitute a change in control for purposes of the Agreement.

Transactions with Management

During 2005 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

During 2005, Snokes Excavating & Paving, Inc., of which Glenn W. Snoke, a Director of the Company and the Bank, is President, performed certain snow removal and paving services in the ordinary course of business on behalf of the Bank, directly, and certain paving and excavating services pursuant to subcontracts with the Bank’s general contractors in connection with the construction of a new branch office of the Bank. The total amounts paid to Snokes Excavating & Paving, Inc. for such services in 2005, whether directly or indirectly through the Bank’s general contractors, were $94,683.

Independent Certified Public Accountants

The Board of Directors again has selected Smith Elliott Kearns & Company, LLC, as the Company’s independent certified public accountants for 2006. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees. Aggregate fees billed for professional services rendered for the Company and the Bank by Smith Elliott Kearns & Company, LLC, as of and for the fiscal years ended December 31, 2005 and 2004 are set forth below:

	2005	2004
Audit Fees	$38,075	$34,625
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees	9,060	900

TOTAL	$47,135	$35,525

Audit Fees for 2005 and 2004 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year end-audit of the consolidated financial statements, assessment of the Company’s internal controls, and in the preparation of the Company’s Annual Report on Form 10-K.

All Other Fees for 2005 and 2004 were for assistance with the transfer of the Bank’s 401(k) data to a new service provider. All of the services for which All Other Fees were paid in 2005 and 2004 were approved by the Audit Committee pursuant to the de minimus exception provided by Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

Smith Elliott Kearns & Company, LLC also performs certain administrative and regulatory compliance related services on behalf of certain retirement plan accounts for which the Bank acts as custodian. Discretion with respect to the engagement of Smith Elliott Kearns & Company, LLC is vested in each plan administrator and the fees paid to Smith Elliott Kearns & Company, LLC for such services are expenses of and paid from the funds of each of the respective retirement accounts. Such fees are not included among the fees reported above.

Shareholder Communications with the Board of Directors

The Company does not have a formal process by which shareholders may send communications to the Board of Directors. As a matter of practice, shareholder communications received by the Company are included under the topic “Correspondence” with the Board meeting materials routinely furnished by management to Directors in connection with meetings of the

Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, in his discretion, to require immediate attention, also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Barbara A. Brobst and Robert B. Russell, or either of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Orrstown Financial Services, Inc. Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 2, 2006, at 9:00 A.M., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of all three nominees for director to Class C and will vote in accordance with the directions of Company management on such other matters that may properly come before the meeting.

Please	mark your votes as indicated in this example ☒

Proxy Item 1 – Election of three directors to Class C to serve for a three (3) year term. Nominees: Anthony F. Ceddia, Andrea Pugh, Kenneth R. Shoemaker.

FOR all nominees listed herein	WITHHOLD AUTHORITY
(except as withheld) in space	to vote for all nominees listed
provided	herein
☐	☐

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

(Signature of Shareholder)

(Signature of Shareholder)

Dated:                     , 2006